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                         [DAMEN FINANCIAL LETTERHEAD]


For Immediate Release       For Information Contact:  Mary Beth Poronsky Stull
Date:  July 30, 1996                                  (847) 882-5320


                          DAMEN FINANCIAL CORPORATION
                ANNOUNCES COMPLETION OF STOCK REPURCHASE PROGRAM


     SCHAUMBURG, ILLINOIS, July 30, 1996 - Damen Financial Corporation (NASDAQ:
"DFIN"), the holding company for Damen Federal Bank for Savings, announced the completion of the repurchase of 5% of its outstanding shares in the open market. These shares were purchased at prevailing market prices of $11.625 to $11.75 over the past three weeks. The Company previously repurchased 4% of its outstanding shares in the open market to fund its Recognition and Retention Plan.

     Mary Beth Poronsky Stull, Chairman, President and Chief Executive Officer of the Company, stated that, "The Board of Directors believes that the repurchase of our shares represents an attractive investment opportunity which will benefit the Company and our stockholders. The reacquired shares will become treasury shares and will be used for general corporate purposes, including the issuance of shares in connection with the exercise of stock options."

     The Company was organized in 1995 to act as the holding company of the Bank. The Bank, headquartered in Schaumburg, Illinois, primarily serves the communities in its market area through its offices located in Schaumburg, Chicago and Burbank, Illinois.

     At June 30, 1996, the Company had consolidated total assets of $237 million and stockholders' equity of $55 million. On July 30, 1996, the Company had 3,750,278 shares outstanding.


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